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Exhibit 2.2

EARNOUT AND INDEMNITY AGREEMENT

        This Earnout and Indemnity Agreement (this "Agreement"), dated as of June 29, 2004 but effective as of and concurrent with the Effective Time (as defined in the Merger Agreement referred to below), by and among Serologicals Corporation, a Delaware corporation ("Serologicals"); AltaGen BioSciences, Inc., a California corporation (the "Company"); and Mr. William R. Srigley (the "Shareholder Representative"), an individual and resident of the State of California and the agent and attorney-in-fact of the Shareholders and Options Holders (each as defined in the Merger Agreement referred to below).

WITNESSETH

        WHEREAS, Serologicals; Carmel Acquisition Corporation, a California corporation ("Sub"); the Company and the Shareholder Representative have agreed pursuant to that certain Plan and Agreement of Merger, dated as of June 29, 2004 (the "Merger Agreement"), that payments (if any) to be made to the Shareholders pursuant to Section 2.4(a)(ii) of the Merger Agreement and to be made to the Option Holders pursuant to Section 2.4(f)(ii) of the Merger Agreement shall be based on certain future revenues of the Business; and

        WHEREAS, in consideration for and as a material inducement to Serologicals to enter into this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder, the Shareholders and the Option Holders (collectively the "Holders") acting through the Shareholder Representative, their agent and attorney-in-fact, jointly and severally, agree to indemnify the Serologicals Indemnified Parties (as hereinafter defined) with respect to certain liabilities arising out of or relating to, among other things, breaches of representations, warranties and covenants of the Company contained in the Merger Agreement; and

        WHEREAS, in consideration for and as a material inducement to the Company to enter into this Agreement and the Merger Agreement and to perform its obligations hereunder and thereunder, Serologicals will indemnify the Shareholder Indemnified Parties (as hereinafter defined) with respect to certain liabilities arising out of or relating to, among other things, breaches of representations, warranties and covenants of Serologicals contained in the Merger Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

  1.
  Definitions. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. When used herein the following terms have the meanings set forth below:

  a.
  "Applicable Limitation Date" shall mean the date that is the eighteen month anniversary of the Closing Date.

  b.
  "Base Revenue Target" shall mean an amount of Third Party Revenue equal to $2,203,689.00.

  c.
  "Basket" shall mean an amount equal to $250,000.

  d.
  "Escrow Agent" shall have the meaning assigned to it in the Escrow Agreement.

  e.
  "Escrow Agreement" shall mean that certain Escrow Agreement to be executed and delivered on the Closing Date, the form of which is attached to the Merger Agreement as Exhibit B.

  f.
  "Fundamental Representations" shall mean those representations and warranties of:

  1.
  the Company set forth in Section 4.1 (Organization); Section 4.2 (Authorization); Section 4.3 (Capital Stock); Section 4.4 (Subsidiaries); Section 4.29 (Brokers, Finders

        and Investment Bankers); and Section 4.32 (Board Approval) of the Merger Agreement; and

      2.
      Serologicals set forth in Section 5.1 (Organization); Section 5.2 (Authorization) and Section 5.4 (Brokers, Finders and Investment Bankers) of the Merger Agreement.

    g.
    "Indemnification Amount" shall mean an amount equal to $1,103,218; provided that the Indemnification Amount shall be increased by and shall include interest dividends and profits retained on such amount pursuant to Section 3.3 of Escrow Agreement.

    h.
    "Preliminary Earnout Amount" shall mean the product of (i) two and (ii) the excess of the Preliminary Third Party Revenue over the Base Revenue Target.

    i.
    "Preliminary Clawback Amount" shall mean the product of (i) two and (ii) the excess of the Base Revenue Target over the Preliminary Third Party Revenue.

    j.
    "Serologicals Indemnified Parties" shall mean and include Serologicals, its successors and permitted assigns, each of its officers, directors, employees, and each of their respective heirs and executors.

    k.
    "Serologicals Losses" shall mean the claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred of the Serologicals Indemnified Parties including, without limitation, (i) amounts paid in settlement, costs of investigation, reasonable attorneys' fees and expenses; (ii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Serologicals Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Serologicals Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding; and (iii) the expenses and costs of any litigation necessary to defend the merits and amount of any direct claim made by any Shareholder Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Shareholder Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding; provided that, without limiting the generality of the foregoing, Serologicals Losses shall not include (i) any amounts for unpaid overtime voluntarily paid by Serologicals after the Closing Date to any current employee of any AltaGen Entity whose classification as an "exempt" employee is voluntarily changed by Serologicals or (ii) any claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments or damages arising from any single breach, event or occurrence that do not exceed $2,000.

    l.
    "Shareholder Indemnified Parties" shall mean and include each Shareholder, each of their respective successors, permitted assigns, heirs and executors.

    m.
    "Shareholder Losses" shall mean the claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred of the Shareholder Indemnified Parties including, without limitation, (i) amounts paid in settlement, costs of investigation, reasonable attorneys' fees and expenses; (ii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Shareholder Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Shareholder Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding; and (iii) the expenses and costs of any litigation necessary to establish the merits and amount of any direct claim made by any Serologicals Indemnified Party in such proportion (including all of such expenses and costs) as determined by the judge or arbitrator in such proceeding based on the amount of the indemnification sought by such Serologicals Indemnified Party in such proceeding and the amount of indemnification awarded by the judge or arbitrator in such proceeding.

    n.
    "Third Party Revenue" shall mean the net revenue of the Business during calendar year 2004, that is attributable to sources other than Serologicals and its Affiliates, and which shall be determined in accordance with the AltaGen Accounting Principles.

  2.
  Earnout and Clawback Payments.

  a.
  Preliminary Accounting. Promptly following the close of business on December 17, 2004, Serologicals shall provide to the Shareholder Representative (i) an accounting of the Third Party Revenue as of December 17, 2004 (the "Preliminary Third Party Revenue") together with a detailed list of the invoices representing such Third Party Revenues reflecting the invoice number, date, customer and amount, and (ii) Serologicals' determination of the Preliminary Earnout Amount or the Preliminary Clawback Amount, as the case may be (collectively, the "Preliminary Accounting"). The Shareholder Representative shall have two Business Days following receipt of the Preliminary Accounting to notify Serologicals of any dispute with respect to the Preliminary Accounting. The notice shall set forth in reasonable detail the basis for such dispute. Serologicals and the Shareholder Representative shall cooperate in good faith to resolve any such dispute prior to the close of business on December 24, 2004. If Serologicals and the Shareholder Representative are unable to resolve any such dispute by such time, the Preliminary Accounting submitted by Serologicals shall be the basis for the preliminary adjustment of the Merger Consideration referred to in the following subparagraph of this Agreement.

  b.
  Preliminary Adjustment and Disbursements.

  1.
  If there is a Preliminary Earnout Amount, no later than the close of business on December 24, 2004, Serologicals shall pay to the Escrow Agent for deposit into the Escrow Fund an amount equal to the Preliminary Earnout Amount.

  2.
  No later than the close of business on December 24, 2004, Serologicals and the Shareholder Representative shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to pay on December 30, 2004:

  a.
  To Serologicals, an amount equal to the Preliminary Clawback Amount, if any;

  b.
  To the Shareholder Representative, for the benefit of the Holders and to be distributed to Holders in such proportion as set forth on Exhibit A attached to the Escrow Agreement, an amount equal to the Escrow Fund (after giving effect to the payment of the Preliminary Clawback Amount (if any)) less:

  1.
  the Indemnification Amount;

  2.
  one half of the fees and expenses of the Escrow Agent not previously paid;

  3.
  the costs and expenses of the Shareholder Representative as set forth in writing to Serologicals (the "Representative's Expenses"); and

          4.
          one hundred thousand dollars ($100,000), which amount will be disbursed to and held by the Shareholder Representative pursuant to the provisions of the Shareholder's Consent; and

        c.
        To the Shareholder Representative, the Representative's Expenses plus one hundred thousand dollars ($100,000).

    c.
    Final Accounting. On or before March 31, 2005, Serologicals shall complete and deliver to the Shareholder Representative (i) an accounting of the Third Party Revenue, together with a detailed list of the invoices representing such Third Party Revenues reflecting the invoice number, date, customer and amount, and (ii) Serologicals' determination of the payments to be made pursuant to Section 2.d (collectively, the "Final Accounting"). The Shareholder Representative shall have 30 days following receipt of the Final Accounting to notify (a "Dispute Notice") Serologicals of any dispute with respect to the Final Accounting. The notice shall set forth in reasonable detail the basis for such dispute. If the Shareholder Representative (A) notifies Serologicals within such 30-day period that he concurs with the Final Accounting or (B) does not notify Serologicals of any dispute within such 30-day period, upon the earlier of such concurrence or the expiration of such 30-day period, the Final Accounting shall be deemed to be the final accounting of the Third Party Revenue and the final determination of the payments to be made pursuant to Section 2.d. Serologicals and the Shareholder Representative shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the final adjustment of the Merger Consideration shall be made in accordance with the agreement of Serologicals and the Shareholder Representative. If Serologicals and the Shareholder Representative are unable to resolve any dispute regarding the Final Accounting within 15 days (or such longer period as Serologicals and the Shareholder Representative shall mutually agree in writing), following the issuance of the Dispute Notice, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Accounting Referee (and, if not previously selected in accordance with the Merger Agreement, selected in accordance with Section 3.1(d) of the Merger Agreement). Serologicals and the Shareholder Representative will direct the Accounting Referee to render a determination and send notice of such determination to Serologicals and the Shareholder Representative pursuant to the provisions of Section 8.a. within 60 days of its retention and Serologicals, the Shareholder Representative, and their respective agents will cooperate with the Accounting Referee during its engagement. The Accounting Referee will consider only those line items and amounts in the Final Accounting set forth in the Dispute Notice that Serologicals and the Shareholder Representative are unable to resolve. Serologicals and the Shareholder Representative shall each submit a binder to the Accounting Referee promptly (and in any event within 20 days after the Accounting Referee's engagement), which binder shall contain such Party's computation of those line items or amounts contained in the Final Accounting about which the parties could not resolve any differences and such Party's calculation of Third Party Revenue. The Accounting Referee shall review such binders and base its determination solely on them. In resolving all disputed line items and amounts, the Accounting Referee's determination of Third Party Revenue may not exceed the amount of Third Party Revenue set forth on the Dispute Notice and may not be less than the amount of Third Party Revenue set forth on the Final Accounting provided by Serologicals. The Accounting Referee's determination will be based on the definition of Third Party Revenue set forth herein. The determination of the Accounting Referee of the Third Party Revenue will be conclusive and binding upon the parties and such amounts as determined by the Accounting Referee will be the final Third Party Revenue for all purposes pursuant to this Agreement.

    d.
    Expenses. The costs and expenses of the Accounting Referee shall be allocated between the Shareholder Representative and Serologicals so that the amount of the costs and expenses paid by the Shareholder Representative bears the same proportion to the total costs and expenses of the Accounting Referee as the aggregate dollar amount of all items unsuccessfully disputed by the Shareholder Representative as set forth on the Objection Notice bears to the total dollar amount of disputed items and Serologicals shall bear the remainder of such costs and expenses.

    e.
    Final Adjustment. Within five days of the determination of Third Party Revenue pursuant to Section 2.c:

    1.
    If the Third Party Revenue is greater than the Preliminary Third Party Revenue, Serologicals shall pay to the Escrow Agent for deposit into the Escrow Fund an amount equal to two times the amount by which the Third Party Revenue exceeds the Preliminary Third Party Revenue; or

    2.
    If the Third Party Revenue is less than the Preliminary Third Party Revenue, Serologicals and the Shareholder Representative shall deliver a joint written instruction to the Escrow Agent directing disbursement to Serologicals from the Escrow Fund of an amount equal to two times the amount by which the Preliminary Third Party Revenue exceeds the Third Party Revenue.

    f.
    Access to Books and Records. Prior to the determination of the payments to be made pursuant to Section 2.e, Serologicals shall provide to the Shareholder Representative and its designated accountants and, if necessary, the Accounting Referee access, upon reasonable prior notice, during normal business hours and in a manner not unreasonably disruptive to the operations of Serologicals or the Company, to the books and records of the Company, but only to the extent that such access is reasonably required to confirm the amount of the payments to be made pursuant to Section 2.e.

    g.
    Operations. During the period between the Closing Date and December 31, 2004, (i) Serologicals will not reduce the number of employees of the AltaGen Entities or the assets, properties or other resources currently used by the AltaGen Entities in the Business for the generation of Third Party Revenues and (ii) without the written consent of Serologicals, no AltaGen Entity will increase the number of employees of the AltaGen Entities or the assets, properties or other resources from that currently being used by the AltaGen Entities in the Business for the generation of Third Party Revenues.

  3.
  Indemnification Obligations of the Holders. The Holders, represented herein by the Shareholder Representative do hereby, jointly and severally, indemnify, defend and hold harmless the Serologicals Indemnified Parties from, against and in respect of any and all Serologicals Losses arising out of or relating to:

  a.
  any breach or inaccuracy of any representation or warranty made by the Company in the Merger Agreement or in any Company Ancillary Document;

  b.
  any breach of any covenant, agreement or undertaking of or made by the Shareholder Representative or any Holder in this Agreement or the Company in the Merger Agreement or the Shareholder Representative in the Escrow Agreement or the Shareholder Representative or the Company in any Company Ancillary Document;

  c.
  the AltaGen Debt, including, without limitation, any principal, interest, break fees, prepayment penalties, fees, expenses and other like amounts due and payable with respect to the AltaGen Debt or any amounts necessary to fully discharge any Liens encumbering any assets or properties of any AltaGen Entity;

    d.
    any liability of any AltaGen Entity (i) for any Taxes with respect to any Tax period or portion thereof ending on or before the Effective Time (or for any Tax period beginning before and ending after the Effective Time to the extent allocable to the portion of such period beginning before and ending on the Effective Time) and (ii) for the unpaid Taxes of any Person under Treasury Regulations section 1.1.502.6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing;

    e.
    the distribution by the Shareholder Representative of any amounts to the Holders pursuant to the Escrow Agreement or the allocation of any amounts distributed pursuant to the Escrow Agreement among the Holders;

    f.
    any Advisor Fees incurred by any AltaGen Entity other than such Advisor Fees to be paid by Serologicals at Closing pursuant to Section 2.6(c) of the Merger Agreement; and

    g.
    the reference in Section 4.16 of the Disclosure Letter relating to the potential failure of the Company to comply with Code sections 408(p)(2)(B)(i) and 408(1)(2)(C).

  4.
  Indemnification Obligations of Serologicals. Serologicals hereby indemnifies and holds harmless the Shareholder Indemnified Parties from, against and in respect of any and all Shareholder Losses arising out of or relating to:

  a.
  any breach or inaccuracy of any representation or warranty made by Serologicals in the Merger Agreement;

  b.
  any breach of any covenant, agreement or undertaking made by Serologicals in this Agreement, the Merger Agreement or the Escrow Agreement; and

  c.
  the operation of the Business after the Effective Time.

  5.
  Indemnification Procedure.

  a.
  Notice of Claims. Promptly after receipt by a Serologicals Indemnified Party or a Shareholder Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Serologicals Losses or any Shareholder Losses (as the case may be), such Indemnified Party will notify Serologicals or the Shareholder Representative, as the case may be (the "Indemnifying Party"), promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding or if such claim for indemnification does not arise from a complaint, audit, investigation, action or proceeding, promptly following the Indemnified Party's discovery of such event or occurrence giving rise to the indemnification claim; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within fifteen days thereafter, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above within such fifteen day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

    b.
    Settlement. No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 5.a. or (ii) such settlement, compromise or consent (1) includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and (2) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party from all liability arising out of such claim; (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party; and (iii) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

    c.
    Direct Claims. In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim and, if subject to determination or reasonable estimation, the amount of Serologicals Losses or Shareholder Losses (as the case may be). As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days following the delivery of the notice of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

  6.
  Indemnity Claims Period. The Holders will be liable to the Serologicals Indemnified Parties with respect to Serologicals Losses and Serologicals will be liable to the Shareholder Indemnified Parties for Shareholder Losses only if written notice of such losses is given on or prior to the Applicable Limitation Date, if any. Notwithstanding the foregoing, if, prior to the close of business on the last day of the Applicable Limitation Date, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

  7.
  Liability Limits.

  a.
  Basket Applicable to Claims by Serologicals. Notwithstanding anything to the contrary set forth herein, the Serologicals Indemnified Parties shall not make a claim against the Shareholder Representative for or be entitled to indemnification pursuant to this Agreement for Serologicals Losses unless and until the aggregate amount of such Serologicals Losses exceeds the Basket, in which event the Serologicals Indemnified Parties may claim indemnification for all Serologicals Losses in excess of the Basket; provided, however, that the Basket shall not apply with respect to any Serologicals Losses (i) arising under Sections 3.c., 3.d., 3.e. or 3.f. of this Agreement or (ii) resulting from or relating to breaches by the Company of any Fundamental Representations.

  b.
  Basket Applicable to Claims by the Holders. Notwithstanding anything to the contrary set forth herein, the Shareholder Indemnified Parties shall not make a claim against Serologicals for indemnification pursuant to this Agreement for Shareholder Losses unless and until the aggregate amount of such Shareholder Losses exceeds the Basket, in which event the Shareholder Indemnified Parties may claim indemnification for all Shareholder Losses in excess of the Basket; provided, however, that (i) the Basket shall not apply with respect to any Shareholder Losses resulting from or relating to breaches by Serologicals of any Fundamental Representations and (ii) the Basket shall not apply against any Shareholder (excluding William R. Srigley and Christian C. Simonsen), for claims for Shareholder Losses made by such Shareholder and resulting from third party claims against such Shareholder.

  c.
  Liability Cap. The aggregate amount of all payments made by the Holders for any Serologicals Losses in satisfaction of the claims for indemnification by the Serologicals Indemnified Parties pursuant to Section 3 shall not exceed the Indemnification Amount and the Serologicals Indemnified Party's claims for recovery of any Serologicals Losses shall only be made against the Escrow Fund. The aggregate amount of all payments made by Serologicals for all Shareholder Losses in satisfaction of claims for indemnification by the Shareholder Indemnified Parties pursuant to this Agreement shall not exceed the Indemnification Amount.

  d.
  Exclusion to Liability Limits. Notwithstanding Sections 6 or 7 or in anything in this Agreement to the contrary, nothing in this Agreement shall limit any claims (i) Serologicals has or may have arising from or relating to any fraud, willful misconduct or bad faith of the Company in connection with the transactions contemplated by the Merger Agreement or of the Holders in connection with this Agreement; or (ii) Holders have or may have arising from or relating to any fraud, willful misconduct or bad faith of Serologicals in connection with the transactions contemplated by this Agreement or the Merger Agreement.

  e.
  Adjustment of Merger Consideration. Notwithstanding anything contrary set forth herein, the Serologicals Indemnified Parties shall not make a claim against the Holders for or be entitled to indemnification pursuant to this Agreement for Serologicals Losses to the extent that any such losses have otherwise been taken into account in the calculation of Third Party Revenue or by any other adjustment or decrease of the Merger Consideration pursuant to the provisions of the Merger Agreement or this Agreement.

  8.
  Miscellaneous.

  a.
  Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered in accordance with and to the addresses set forth in Section 10.1 of the Merger Agreement as such addresses may be changed in accordance with such Section 10.1.

  b.
  Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that Serologicals shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights hereunder to one or more Affiliates of Serologicals. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

  c.
  Captions. The titles and captions contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

  d.
  Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of California without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

  e.
  Consent to Jurisdiction, Etc. Each Party hereby irrevocably agrees that any Legal Dispute (other than a Legal Dispute with respect to the matters set forth in Section 2 hereof which shall be resolved in the manner set forth therein) shall be brought only to the exclusive jurisdiction of the courts of the State of California, County of Santa Clara or the federal courts located in the State of California, County of Santa Clara and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 8.e. is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party's property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 8.e following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

  f.
  Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect.

    g.
    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

    h.
    Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, the Serologicals Indemnified Parties, the Shareholder Indemnified Parties and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

    i.
    Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

    j.
    Integration. This Agreement, the Merger Agreement, the Escrow Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

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Signature page follows

        IN WITNESS WHEREOF, each of the parties hereto has caused this Earnout and Indemnity Agreement to be executed and delivered by its respective duly authorized representative or agent and attorney-in-fact (as the case may be), all as of the date first above written.

SEROLOGICALS CORPORATION
By:	/s/ HAROLD W. INGALLS
Name:	Harold W. Ingalls
Title:	Vice President, Finance and Chief Financial Officer
ALTAGEN BIOSCIENCES, INC.
By:	/s/ WILLIAM R. SRIGLEY
Name:	William R. Srigley
Title:	Chief Executive Officer
SHAREHOLDER REPRESENTATIVE
/s/ WILLIAM R. SRIGLEY William R. Srigley, Individually

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  Exhibit 2.2
EARNOUT AND INDEMNITY AGREEMENT